SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                  EQUITABLE OF IOWA COMPANIES
        (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):
[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
        _______________________________________________________________
     2) Aggregate number of securities to which transaction applies:
        _______________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        _______________________________________________________________
     4) Proposed maximum aggregate value of transaction:
        _______________________________________________________________


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        _______________________________________________________________
     2) Form, Schedule or Registration Statement No.:
        _______________________________________________________________
     3) Filing Party:
        _______________________________________________________________
     4) Date Filed:
        _______________________________________________________________














                  EQUITABLE OF IOWA COMPANIES

                        PROXY STATEMENT

         Annual Meeting of Shareholders, April 25, 1996


                      GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors of EQUITABLE OF IOWA COMPANIES (the "Company"), 604 Locust Street, Des Moines, Iowa, 50309, for use at the Annual Meeting of Shareholders to be held
April 25, 1996, and any adjournment thereof (the "Meeting"). When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the instructions contained therein. If no direction is given, proxies will be voted in favor of election of the three director nominees named herein, approval of the 1996 Non-Employee Directors' Stock Option Plan, and approval of Ernst & Young LLP as auditors for 1996. Any shareholder furnishing a proxy may revoke it at any time before it is voted either by voting in person or by delivering a revocation or later dated proxy to the Secretary of the Company. The Proxy Statement and the accompanying Proxies will be first mailed to shareholders on or about March 22, 1996.

The cost of the solicitation of the Proxies will be borne by the Company. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE
PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.






























                       VOTING SECURITIES

Only shareholders of record as of the close of business on March 7, 1996, will be entitled to the notice of and to vote at the Meeting. The Company has a single class of Common Stock without par value ("Common Stock"), of which 31,859,149 shares were outstanding and entitled to vote on such date. Shares present in person or represented by proxy at the Meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the Meeting. Votes withheld for any director, abstentions and broker-dealer non-votes represented at the Meeting will be counted for quorum purposes, but will not be counted as votes cast with respect to any matter to come before the Meeting and will not affect the outcome of any matter. If a quorum exists, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election and action on other matters, including appointment of auditors, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Holders of Common Stock are entitled to cumulative voting in the election of directors which means that each shareholder is entitled to as many votes as shall equal the number of votes which such shareholder would be entitled to cast multiplied by the number of directors to be elected, and such shareholder may cast all such votes for a single director, or distribute them among the number to be voted for, or any two or more of them, as such shareholder may see fit. The Board of Directors unanimously recommends election of the nominees named herein and a vote "For" each of the other matters to be considered at the Meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following sets forth, as of March 7, 1996, security ownership with respect to beneficial owners of more than five percent of the Company's Common Stock.

Name and Address                   Number of Shares         Percent of Class
________________________           ________________         ________________
Helen Hubbell Ingham(1)                3,012,486                   9.5%
1429 North Federal Hwy.
Ft. Lauderdale, FL 33304

FMR Corp.(2)                           2,293,000                   7.2%
82 Devonshire Street
Boston, MA  02109-3614

Hans F. E. Wachtmeister                1,924,671                   6.0%
Belmont Hill School
Belmont, MA  02178

(1) All shares held in a revocable trust. Excludes 15,905 shares held by her husband, Richard S. Ingham.

(2) Based on a Statement on Schedule 13G dated February 14, 1996. The filing indicates that FMR Corp. has sole voting power with respect to 54,800 shares and sole dispositive power with respect to 2,293,000 shares. FMR Corp. is the parent of Fidelity Management Trust
Company and Fidelity Management & Research Company, an investment adviser to various investment companies.

                     ELECTION OF DIRECTORS

The Board of Directors may consist of not less than 9 nor more than 15 members, divided into three classes. At each annual meeting of shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting and until their successors are elected and qualified. There are presently ten directors
with the terms of three expiring at the Meeting.   Messrs. Rehm,
Wachtmeister, and White have been nominated by the Board of Directors for election by the shareholders for terms ending in 1999, and all are presently directors of the Company.

Although the Board anticipates that all nominees will be able to serve, in the event any one or more should be unable to do so, proxies will be voted for such substitute nominee or nominees as the Board in its discretion may recommend. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority.

The following information is furnished for each continuing director:

Name; (Age);
Principal Occupation
During Last Five Years;                         Year First             Year
Directorships in Other                          Elected                Term
Public Companies                                Director               Expires
______________________                          __________             _______
Richard B. Covey (66), Partner in law firm      1971(a)                 1998
  of Carter Ledyard & Milburn.

Doris M. Drury (69), John J. Sullivan           1986                    1997
 Professor of Economics, Regis University,
 Denver, Colorado; President and Chief
 Executive Officer, Center for Business and
 Economic Forecasting, Inc.; previously
 Professor of Economics, University of Denver;
 Director, Public Service Company of Colorado,
 Inc. and Colorado National Bankshares, Inc.

James L. Heskett (62), Professor, Harvard       1985                    1998
 University Graduate School of Business
 Administration; Director, Cardinal Health, Inc.

Fred S. Hubbell (44), Chairman (since April,    1987                    1997
 1993), President, and Chief Executive
 Officer of the Company, Equitable American
 Insurance Company ("Equitable American")
 (since January, 1993), and Equitable Life
 Insurance Company of Iowa ("Equitable Life")
 (since May, 1992), and USG Annuity & Life
 Company ("USG") (since December, 1995) and
 Chairman of Equitable Investment Services,
 Inc. ("EISI"); Director, Pioneer Hi-Bred
 International, Inc. and The Macerich Company.


Name; (Age);
Principal Occupation
During Last Five Years;                         Year First             Year
Directorships in Other                          Elected                Term
Public Companies                                Director               Expires
______________________                          __________             _______
Richard S. Ingham, Jr. (50), Vice President     1994                    1997
 and Controller, Asterisk, Inc. (diversified
 media, real estate and retail holding
 company).

Robert E. Lee (60), Executive Director, The     1981                    1998
 Denver Foundation (community foundation);
 Director, Meredith Corporation and
 Storage Technology Corporation.

Jack D. Rehm (63), Director, Chairman (since    1988                    1996
 July, 1992), President (until July, 1994)
 and Chief Executive Officer, Meredith
 Corporation (diversified media company);
 Director, The Vernon Company and
 International Multifoods, Inc.

Thomas N. Urban (61), Senior Lecturer,          1979                    1997
 Harvard University Graduate School of
 Business Administration (since August,
 1995); Chairman and President (until
 March, 1995), Chief Executive Officer
 (March to August, 1995), and Director of
 Pioneer Hi-Bred International, Inc.
 (hybrid seed corn business); Director,
 Sigma Aldrich Corp. and Case Corporation

Hans F. E. Wachtmeister (51), Teacher,          1981                    1996
 Belmont Hill School, Belmont, Massachusetts.

Richard S. White (58), General Manager of the   1993                    1996
 John Deere Des Moines Works of Deere & Company.

(a) Includes period in which served as director of Equitable Life, which, in a 1977 reorganization, became a wholly-owned subsidiary of the Company.















Committees of the Board of Directors
The Board of Directors has standing Compensation and Audit Committees and does not have a standing Nominating Committee. The Compensation Committee administers the executive compensation and benefit programs of the Company and its subsidiaries. It is composed of four directors, Dr. Drury, Messrs. Covey, Lee, and Rehm, who are not employees of the Company. The Committee met two times during 1995 to evaluate the executive compensation programs. The Committee sometimes seeks advice from outside consultants in evaluating compensation levels and benefit programs. The Committee each year reviews and approves salaries for the Company's Board of Directors and executive personnel and administers incentive compensation programs. The report of the Compensation Committee on these compensation and benefit programs is provided below.

The Audit Committee is composed of four directors, Messrs. Heskett, Ingham, Jr., Urban, and White, who are not Company employees. The Committee met three times in 1995 with the Company's independent auditors, internal auditors, and other personnel to review internal financial controls, the principles and practices of financial reporting, contingencies which might affect the Company's financial position, the impact of regulatory requirements, and the adequacy of the Company's disclosure. The Committee reviews the application of accounting principles and practices, including adequacy of disclosure, and the work of internal auditors and comments and recommendations of the independent auditors. The Committee also nominates the independent auditors, reviews the independent auditors' examination and reports and the Company's system of internal controls, and determines whether the independent auditors have access to all necessary data.

The Board also has an Executive Committee whose members are Messrs. Covey, Heskett, Hubbell, Ingham, Jr., Lee, and Urban.

Compensation of the Board of Directors
The Board of Directors held four meetings during 1995. All members attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served, except Mr. Wachtmeister. In 1995 compensation of the non-employee directors of the Company consisted of an annual fee of $16,000 and $1,000 for each Board and $750 for each Committee meeting attended, and an additional $750 was paid to the Chair of each Committee. The Company has a program by which non-employee directors may receive restricted stock in lieu of their annual fees. The restricted stock vests prorata at the end of each year of service on the Board of Directors and entitles the director to all incidents of ownership including the payment of dividends. All eligible directors have elected to participate in this program. The Non-Employee Directors' Stock Option Plan described on Page 19 may provide the opportunity for additional compensation based on the performance of the Company's Common Stock.












Executive Officers of the Company
Executive officers of the Company do not have fixed terms but serve until removed by the Board of Directors. The principal occupations of each of the persons named below are their respective offices with the Company or its subsidiaries for more than the past five years unless
otherwise noted.   The executive officers of the Company are:

Lawrence V. Durland, Jr.   Age 49.  Senior Vice President of the
Company, Equitable American and Equitable Life.

Fred S. Hubbell. Age 44. Chairman, President and Chief Executive Officer of the Company, Equitable American, Equitable Life, and USG and Chairman of EISI.

Susan M. Jordan. Age 38. Vice President and Chief Information Officer of the Company (since July, 1994); Assistant Vice President of Chicago Board of Options Exchange (August, 1987 to July, 1994).

Paul E. Larson. Age 43. Executive Vice President, Treasurer and Chief Financial Officer of the Company, Equitable American and USG, and
Executive Vice President and Chief Financial Officer of Equitable Life.

Thomas L. May.  Age 47.  Senior Vice President of Marketing for
Equitable Life and USG.

John A. Merriman.  Age 53.  Secretary and General Counsel of the
Company, Equitable American, Equitable Life, and USG.

Beth B. Neppl.  Age 38.  Vice President of Human Resources of the
Company.

Paul R. Schlaack. Age 49. President and Chief Executive Officer of EISI, the Company's investment management subsidiary.

David A. Terwilliger. Age 38. Vice President and Controller of the Company, Equitable American, EISI, Equitable Life, and USG.
























Security Ownership of Management
The following sets forth, as of March 7, 1996, the beneficial security ownership of the Company's Common Stock by the directors and named executive officers individually and the directors and executive officers as a group:

Name                    Number of Shares(1)   Percent of Class (2)
__________________________________________________________________
Mr. Covey                    20,468                 *
Dr. Drury                     9,628                 *
Mr. Heskett                  12,428                 *
Mr. Hubbell                 709,330                 2.2%
Mr. Ingham, Jr.              22,343                 *
Mr. Lee                       5,982                 *
Mr. Rehm                     16,610                 *
Mr. Urban                     3,128                 *
Mr. Wachtmeister          1,924,671                 6.0%
Mr. White                     1,565                 *
Mr. Durland, Jr.             84,819                 *
Ms. Jordan                    3,087                 *
Mr. Larson                  107,267                 *
Mr. May                      28,788                 *
Mr. Merriman                109,399                 *
Ms. Neppl                     7,259                 *
Mr. Schlaack                251,108                 *
Mr. Terwilliger              15,860                 *

All directors
and executive
officers as a
group (18)                3,333,740                10.5%

(1) Included are shares held beneficially or of record by spouses and shares held by a fiduciary, but the individuals disclaim beneficial ownership of such shares as follows: Hubbell, 160,717; and Wachtmeister, 1,840,701. Beneficial owners have sole voting and investment power with respect to all shares except for those held by trustees. Includes shares subject to exercisable options: Durland, Jr., 8,000; Hubbell, 149,900; Larson, 44,000; May, 15,100; Merriman,
9,800; Neppl, 480; Schlaack, 19,600; Terwilliger, 3,500; and all directors and executive officers as a group, 250,380. Includes shares held in Company 401(k) Savings Plan by the following persons:
Durland, Jr., 12,464; Hubbell, 19,975; Jordan, 54; Larson, 8,457; May, 3,956; Merriman, 14,459; Neppl, 3,433; Schlaack, 20,312; Terwilliger, 6,233; and all directors and executive officers as a group, 89,343.

(2) An (*) indicates that the individual's ownership interests of the Company's Common Stock is less than one percent.









              EXECUTIVE COMPENSATION AND BENEFITS

                   SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries for the last three fiscal years with respect to Mr. Hubbell, as the Company's Chief Executive Officer, and each of the next five most highly compensated executive officers (the "named executive officers"):

                                  ANNUAL COMPENSATION
Name and Principal
Position                    Year     Salary($)    Bonus($)
__________________________________________________________
Fred S. Hubbell             1995      511,667     247,200
President & CEO             1994      468,750     408,500
                            1993      395,833     320,000

Paul R. Schlaack            1995      311,750     165,890
President & CEO             1994      296,583     265,220
EISI                        1993      279,917     281,000

Paul E. Larson              1995      242,833      70,760
Executive V.P.              1994      227,917     119,600
Treas. & CFO                1993      193,583      85,950

Lawrence V. Durland, Jr.    1995      196,667      47,280
Sr. V.P.                    1994      192,667      82,990
                            1993      188,333      75,600

John A. Merriman,           1995      170,625      41,088
General Counsel/            1994      163,525      70,649
Secretary                   1993      154,500      62,000

Jon P. Newsome              1995      322,422           0
President & CEO             1994      298,333     156,000
USG (5)                     1993      266,547     119,250

                                       LONG TERM COMPENSATION
                                     Awards             Payouts
                             Restricted
Name and Principal           Stock                   LTIP       All Other
Position               Year  Awards      Options     Payouts   Compensation
                              ($)(1)      (#)(2)      ($)(3)       ($)(4)
_____________________________________________________________________________
Fred S. Hubbell        1995     -0-        44,000        -0-       14 650
President & CEO        1994   339,600      30,000        -0-       13,000
                       1993   267,600      34,000      27,073      14,497

Paul R. Schlaack       1995    19,594      23,000      38,919      15,000
President & CEO        1994   264,074      18,000      39,345      13,000
EISI                   1993   223,000      18,000      34,330      14,497


                                       LONG TERM COMPENSATION
                                     Awards             Payouts
                             Restricted
Name and Principal           Stock                   LTIP       All Other
Position               Year  Awards      Options     Payouts   Compensation
                              ($)(1)      (#)(2)      ($)(3)       ($)(4)
_____________________________________________________________________________
Paul E. Larson         1995    73,396      20,000      55,195      15,000
Executive V.P.         1994    55,256      15,000       4,500      13,000
Treas. & CFO           1993    78,998      21,000      11,018      14,497

Lawrence V. Durland,   1995   146,500       8,500      20,531       8,033
Jr., Sr. V.P.          1994    54,831       6,000        -0-        3,000
                       1993    68,294       8,000        -0-        4,283

John A. Merriman,      1995   175,800      12,000      38,412       9,000
General Counsel/       1994    47,685       9,000      62,351       8,000
Secretary              1993    96,224       9,000       6,322       8,672

Jon P. Newsome         1995    85,849      28,000      35,451      14,694
President & CEO        1994    75,702      21,000      46,165      13,000
USG (5)                1993    98,008      29,000      23,214      14,497

(1) In 1993, 1994 and 1995 awards were granted equal to 20% of the increase in ownership of Company stock by the named executive officers during the year to encourage ownership of Company stock. Valuation of awards is based upon fair market value stock price of $27.875 on May 1, 1993, $35.375 on May 2, 1994, and $36.625 on May 1, 1995. The restricted stock awards vest 10% after 2nd year, an additional 20% after 3rd year, an additional 30% after 4th year, and the final 40% after 5th year. At December 31, 1995 (based upon the fair market value stock price of $32.125) the number and market value of shares of restricted stock held by each of the named executive officers in all restricted stock programs were as follows: Mr. Hubbell (18,240; $585,960), Mr. Schlaack (15,200; $488,300), Mr. Larson (6,117; $196,509), Mr. Durland, Jr. (7,755;
     $249,129), Mr. Merriman (9,255; $297,317), Mr. Newsome (0; $0).
     Restricted stock awards will vest in the event of a change of control of the Company. The shareholder is entitled to receive cash dividends and has all other rights as a shareholder as to such shares prior to vesting, however upon voluntary termination by the shareholder prior to vesting the full award is forfeited. Any future grants of restricted shares to the named executive officers will be consistent with the compensation philosophy of the Company discussed below.

(2) Awards comprised of qualified and non-qualified stock options. All options were granted with an exercise price equal to the then fair market value of the underlying stock. The options have vesting periods as described in "Option Grants in Last Fiscal Year" table. Unvested options are forfeited upon voluntary termination of employment with the Company. All options will vest in the event of a change of control of the Company.

(3) Payments represent cash bonus received by the named executive officer upon the achievement of specified three year cumulative performance goals. The earned bonus vests consistent with the option to which it is associated and is paid only upon the exercise of the option held by the named executive officer.

(4) This compensation includes payment to each named executive officer in lieu of typical perquisite payments as follows: Mr. Hubbell, $11,650; Mr. Schlaack, $12,000; Mr. Larson, $12,000; Mr. Durland, Jr., $5,033;
     Mr. Merriman, $6,000; Mr. Newsome, $11,694. The payments are classified as taxable income and are required to be applied to specified business expenses of the named executive. Additionally, the balance of this compensation includes contributions to the Company's 401(k) Plan on behalf of each named executive officer to match a portion of their pre-tax deferral contributions (included under the Salary column) made by each to such plan.

(5) Mr. Newsome resigned his position in November, 1995 and forfeited all unvested restricted stock and unexercised options previously awarded to him.












































                 OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of stock options during the last fiscal year to the named executive officers under the Company's 1992 Stock Incentive Plan:

       Number of      Percent of
       Securities     Total Options      Exercise
       Underlying     Granted to         or Base                   Grant Date
       Options        Employees          Price       Expiration    Present
       Granted(#)(1)  in Fiscal Year     ($/sh)      Date          Value $ (2)
______________________________________________________________________________
Fred S.      34,000     11.9%              31.00      2-15-05       403,240
Hubbell      10,000      3.5%              31.00      2-15-99       323,000

Paul R.      19,000      6.6%              31.00      2-15-05       225,340
Schlaack      4,000      1.4%              31.00      2-15-99       129,200

Paul E.      16,000      5.6%              31.00      2-15-05       189,760
Larson        4,000      1.4%              31.00      2-15-99       129,200

Lawrence V.   7,000      2.5%              31.00      2-15-05        83,020
Durland, Jr.  1,500      0.5%              31.00      2-15-99        48,450

John A.      10,000      3.5%              31.00      2-15-05       118,600
Merriman      2,000      0.7%              31.00      2-15-99        64,600

Jon P.       22,000      7.7%              31.00      2-15-05       260,920
Newsome (3)   6,000      2.1%              31.00      2-15-99       193,800

(1) Options with an expiration date of February 15, 2005 have a five year vesting period with 20% exercisable after 3rd year, an additional 30% after 4th year, and the final 50% after 5th year. Options with an expiration date of February 15, 1999 vest on February 15, 1998, and on exercise a cash bonus may be paid if certain performance criteria for the three years ending December 31, 1997 are met. All options were granted with exercise prices equal to the then fair market value of the underlying stock. Unvested options are forfeited upon a voluntary termination of employment with the Company. The options will vest in the event of a change of control of the Company. One-half of each option grant expiring on February 15, 2005 is an incentive stock option.

(2) Values of $11.86 per share for the 10 year options, and $32.30 per share for the 4 year options which includes a cash bonus value of $23.56, are derived through application of the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by the named individual will be at or near the value estimated by the Black-Scholes model. The estimated values derived are based on assumptions of a 6.5% risk-free rate of return on the 10 year options and 6.3% on the 4 year options, an expected stock price volatility of .354 calculated using stock prices for the past 5 years, a 2.1% future dividend yield which is approximately equal to the Company's Common Stock historical dividend yield, and 10 years and 4 years, respectively, to time of exercise. A downward adjustment of 13% for the 10 year options, and 8.7% for the 4 year options, was made to the valuation to reflect the risk of forfeiture characteristics of the options. If there is no stock price appreciation above the option exercise price, the option will have no value. If the stock price based on the 10 year options appreciates at levels equal to that determined by the Black-Scholes model, the value appreciation realized by all shareholders will be $377 million of which the named executive officers would receive .3% or approximately $1,020,000 of such increase in value. If the stock price based on the 4 year options appreciates to levels equal to that determined by the Black-Scholes model, the value appreciation realized by all shareholders will be $280 million, of which the named executive officers would receive .3% or approximately $700,000 of such increase in value.

(3)  The options granted to Mr. Newsome were forfeited upon his resignation.

(4) All non-executive officer employees, as a group, received options for the purchase of shares of the underlying stock representing 52.6% of the total options granted to employees in 1995. The grant date present value of these options is $1,781,965.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FY-END OPTION/SAR VALUES

The following table provides information, with respect to named executive officers, concerning the exercise of options during the last fiscal year and value of unexercised options held as of the end of the fiscal year:

                                         Number of
                                         securities           Value of
                                         underlying           unexercised
                                         unexercised          in-the-money
               Shares                    options/SARs         options/SARs
               Acquired      Value       at FY-End(#)         at FY-End($)
  Name         on Exer-      Realized    exercisable/         exercisable/
                cise(#)       ($)(1)     unexercisable        unexercisable (2)
_______________________________________________________________________________
Fred S. Hubbell   16,000     406,000       113,700/              2,897,575/
                                           156,400               1,370,662

Paul R. Schlaack  20,000     589,562             0/                      0/
                                            85,000                 736,188

Paul E. Larson    42,600   1,295,125        27,760/                696,315/
                                            77,440                 613,910

Lawrence V.
   Durland, Jr.   15,600     465,550             0/                      0/
                                            32,900                 298,788

John A. Merriman  15,000     448,031             0/                      0/
                                            43,000                 368,656

Jon P. Newsome    22,500     571,141             0/                      0/
                                                 0                       0


(1) Value realized determined from market price on date of exercise less the exercise price.

(2) Value determined from market price at fiscal year end ($32.125) less exercise price. The actual value, if any, an executive may realize will depend on the stock price on date of exercise of option, so there is no assurance the value stated will be equal to the value realized by the executive.


















































          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
  EIC, S&P 500 COMPOSITE INDEX, VALUE LINE INSURANCE:  LIFE INDEX

 The following performance graph provides comparative cumulative, five year shareholder returns on an indexed basis of the Company's Common Stock with the Standard & Poor's 500 Composite Index and the Value Line
Insurance: Life Index. This latter published industry index reflects the analysis of the performance of fourteen life insurance companies selected by Value Line Institutional Services.












                          PERFORMANCE GRAPH













               1990      1991      1992      1993      1994      1995
EIC          $100.00   $259.19   $570.81   $871.25   $736.52   $850.30
S&P 500      $100.00   $130.55   $140.72   $154.91   $157.39   $216.42
Life Index   $100.00   $146.52   $192.78   $193.00   $177.20   $249.64

*Assumes $100 invested on December 31, 1990, in EIC Common Stock, S&P 500
 Composite Index, and Value Line Insurance:   Life Index.  Cumulative total
 return assumes reinvestment of dividends.

















                          RETIREMENT PLANS

The Company and its wholly owned subsidiaries maintain a qualified defined benefit pension plan ("Pension Plan") for substantially all their employees, as well as two nonqualified pension plans
("Excess Plan" and "Supplemental Plan") for certain employees. The Pension Plan and the Excess and Supplemental Plans are actuarial plans and the amount of the contribution with respect to a specific person cannot readily be separately calculated by the actuaries for the plans.

Under the Pension Plan, employees receive an annual pension for life payable on a monthly basis at normal retirement age (65) equal to 1.75% of the average monthly compensation over the last 60 months of service (including base pay and bonuses) multiplied by months of service (up to 300 months), plus an additional 0.50% of the average monthly compensation in excess of covered compensation (the average of Social Security taxable wage bases in effect for the 35 calendar years ending with the calendar year in which the current plan year began) multiplied by months of service (up to 300 months). Reduced benefits are paid if an employee elects early retirement (between ages 55 and 64 with at least 5 years of service).

The Excess Plan and the Supplemental Plan provide benefits for any employee equal to the additional benefits he or she would have received under the qualified Pension Plan if the maximum benefit limit (Excess
Plan) and compensation limit (Supplemental Plan) under Sections 415 and 401(a)(17) of the Internal Revenue Code did not apply ( $150,000 compensation limit and $120,000 benefit limit for 1995).

Messrs. Hubbell, Schlaack, Larson, Durland, Jr. and Merriman have 13, 11, 19, 10 and 10 years of credited service respectively. Compensation under the qualified Pension Plan and the Excess and Supplemental Plans for these five named executives includes the compensation shown in the Summary Compensation Table under the headings "Salary" and "Bonus".

In 1995 no contribution was required to fund the qualified Pension Plan. The Excess Plan and the Supplemental Plan are unfunded plans, with benefits paid out of general assets of the Company.

The following Table sets forth the annual retirement benefits under the formula based on a straight life annuity, assuming retirement at age 65, currently payable for the indicated combinations of salary and years of service. The table shows the combined amount that would be payable from the qualified Pension Plan and the Excess and Supplemental Plans.















                   Years of Service
Final Five-Year____________________________________________________________
Average Annual
Compensation         15          20           25           30          35
$125,000         $ 40,243    $ 53,658     $ 67,072     $ 67,072    $ 67,072
$150,000           48,681      64,908       81,134       81,134      81,134
$175,000           57,118      76,157       95,197       95,197      95,197
$200,000           65,556      87,408      109,259      109,259     109,259
$225,000           73,993      98,658      123,322      123,322     123,322
$250,000           82,431     109,907      137,384      137,384     137,384
$300,000           99,306     132,408      165,509      165,509     165,509
$400,000          133,056     177,407      221,759      221,759     221,759
$450,000          149,931     199,908      249,884      249,884     249,884
$500,000          166,806     222,408      278,009      278,009     278,009
$550,000          183,681     244,907      306,134      306,134     306,134
$600,000          200,556     267,408      334,259      334,259     334,259
$650,000          217,431     289,908      362,384      362,384     362,384
$700,000          234,306     312,407      390,509      390,509     390,509
$750,000          251,181     334,908      418,634      418,634     418,634
$800,000          268,056     357,408      446,759      446,759     446,759
$850,000          284,931     379,907      474,884      474,884     474,884
$900,000          301,806     402,408      503,009      503,009     503,009
$950,000          318,681     424,908      531,134      531,134     531,134
$1,000,000        335,556     447,407      559,259      559,259     559,259

                  OTHER COMPENSATION ARRANGEMENTS

The named executive officers, except Mr. Newsome, are participants in the Company's Executive Severance Pay Plan. This Plan provides benefits, depending upon length of service but limited to one year's salary. Benefits accrue to eligible employees under the Plan on termination of employment but compensation from other employment is deducted from benefits otherwise payable. The Plan provides that upon a change of control of the Company, benefits will vest if the named executives are terminated within two years of the occurrence of such an event.

The named executive officers are participants in the Company's Restated and Amended Key Employee Incentive Plan. This Plan is a means for the Company to provide incentives and rewards to those persons who are in a position to contribute significantly to the long term profits and growth of the Company. An annual bonus plan is administered by the Compensation Committee under this Plan. The Plan also provides acceleration of awards at specified target levels in the event of a change of control of the Company.

Various award programs under the Company's 1982 Incentive Stock Option Plan and Restated and Amended 1992 Stock Incentive Plan have been established in which the named executive officers are participants. These Plans contain provisions which allow for vesting of awards upon termination of employment, as a result of designated events, and for acceleration of awards upon a change of control of the Company.





             REPORT OF COMPANY'S COMPENSATION COMMITTEE

Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and the next five most highly compensated executive officers. The disclosure requirements for these six individuals (the "named executive officers") include the use of tables set forth above and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee has prepared the following report.

Compensation Philosophy. This report describes the compensation philosophy followed by the Committee and resulting actions taken by the Company for the reporting periods shown in the various compensation tables supporting this report. The Committee approves payment amounts and award levels for executive officers of the Company and its subsidiaries. In its analysis and in reaching compensation related decisions, the Committee has direct access to both competitive data and an independent compensation consultant.

The executive compensation program of the Company has been designed to:

   _    Provide a pay for performance policy that differentiates
compensation amounts based upon corporate and individual performance as compared to the life insurance industry;

   _    Motivate key senior officers to achieve strategic business initiatives and reward them for such achievement;

   _    Provide compensation opportunities which are comparable to those offered by other leading companies, thus allowing the Company to compete for and retain talented executives who are important to the Company's long-term success; and

   _    Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

At present, the executive compensation program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of cash incentives, stock options and restricted stock and benefits typically offered to executives by similar corporations.
Salary and standard annual incentive payouts are targeted at the 50th percentile of industry surveys. These independently prepared surveys provide specific data on compensation paid at various executive levels of life insurance companies of comparable asset size, and include many companies included in the published industry index presented in the Performance Graph on page 12, but are not limited to them. An individual's total cash compensation can exceed industry averages when cash bonus payouts are greater than targeted levels based on the performance of the Company exceeding that of the industry on average. Stock options and restricted stock are used to align managers' interests with those of the shareholders but significant vesting periods are also used to encourage long term stock ownership and retention as employees.

As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based upon performance incentives and less on salary and employee benefits, causing greater potential variability in the individual's absolute compensation level from year-to-year. In addition, the higher that one rises in the organization, the greater the mix of compensation shifts to stock-based awards.

CEO's Compensation. Mr. Hubbell's base salary was increased from $475,000 to $515,000 (8.4%) effective February 1, 1995. This increase reflected consideration of (1) compensation data provided by comparative industry surveys, (2) the Committee's assessment of performance over the previous one-year period which exceeded or met agreed upon objectives including, in order of importance, increased operating earnings, return on equity, growth of assets, achievement of a return on assets objective while maintaining adequate capitalization to retain current ratings from the A.M. Best and Standard & Poors rating agencies, maintaining adequate spreads consistent with insurance product pricing, and reducing delinquencies, reducing higher risk assets and increasing life insurance and annuity sales, and (3) a comparison of the financial performance of the Company for the previous one year period which exceeded or met that of comparable life insurance companies. While the relative weight assigned to each factor, or component thereof, is not quantified, significant weight is given to comparative compensation industry data. The independently prepared industry surveys utilized are national in scope and include information from nationally recognized compensation consulting firms. These surveys include many of the companies in the index shown on page 12, but are not limited to them. These surveys are used to define the midpoint of Mr. Hubbell's salary range for his base salary whereas his level of performance, along with the performance of the Company compared to the companies in the index and other life insurance and annuity companies, determines his comparative position within the salary range. The base salary was set close to the 50% level shown by the surveys after consideration of all of the factors. The cash bonus if earned may increase Mr. Hubbell's total compensation above the 50% level relative to the industry survey data.

Mr. Hubbell earned a cash bonus for 1995 in the amount of $247,200 based on a statistical review of predetermined targets for the Company's 1995 performance. This review included an assessment of how the Company's operating earnings and return on equity compared with established objectives based upon expected industry performance in those same performance measures. Mr. Hubbell's incentive opportunity may range from 0% - 100% of his base salary. In 1995 Mr. Hubbell earned a 48% incentive bonus payment for the Company's 1995 performance. Although the operating earnings of the Company exceeded the predetermined target level and industry average, a one-time charge to the Company for guaranty fund assessments negatively impacted the Company's return on equity, thus Mr. Hubbell's bonus payment reflected this charge.

In 1995 Mr. Hubbell was granted options to purchase 44,000 shares of the Company's Common Stock at an exercise price of $31.00 per share which was equal to the market value of the stock on the date of the grants. The amount of the options granted was determined by the practices of other comparable companies as verified by external surveys and outside consultants, as well as Mr. Hubbell's level of responsibilities, amounts of options and restricted stock awards previously granted, number of options exercised and held, and past and expected contributions to the Company.

Mr. Hubbell also received $11,650 in lieu of typical perquisite payments.  This payment is classified as taxable income and is applied
directly to business expenses.   In addition the Company contributed
$3,000 to Mr. Hubbell's 401(k) account.

Salaries. Effective February 1, 1995, the Committee increased the salaries paid to the other named executive officers. Those individuals were granted salary increases based on individual performance compared to their agreed upon objectives and national insurance industry compensation data for executive officers with similar levels of responsibilities at life insurance companies of comparable asset size. As considered in establishing Mr. Hubbell's compensation, the compensation survey data is used to define the competitive midpoint of each executive's salary range and individual and Company performance determines comparative position within the range.

Bonus Awards for 1995. In 1995, the named executive officers of the Company earned cash bonuses based on a review of the Company's 1995 performance compared to predetermined targets. This review included an assessment of how the Company's operating earnings and return on equity compared with established objectives based upon expected industry performance in those same performance measures. Payment was based on the degree of statistical achievement of the above mentioned performance objectives which the Committee established in February, 1995. Although operating earnings of the Company exceeded the target level and industry average, a one-time charge incurred by the Company for guaranty fund assessments negatively impacted the Company's return on equity, thus each named executive officer's bonus payment reflected this charge.

Stock Awards in 1995. The Company's stock incentive plans are designed to align a significant portion of the executive compensation program with shareholder interests. These shareholder approved plans permit the granting of several different types of stock-based awards. Two types of awards have been granted to executive officers and other key employees under the 1992 Stock Incentive Plan. Substantially all awards have been in the form of stock options which grant the participant a right to purchase shares of common stock, subject to significant vesting periods, over ten-year and four-year periods. The exercise price of the options is equal to the fair market value per share as of the date the option is granted. The amount of options granted is determined by the practices of other comparable companies as verified by external surveys and outside consultants, as well as each executive officer's level of responsibilities, amounts of options and restricted stock awards previously granted, number of options exercised and held, and past and expected contributions to the Company. Additionally restricted stock has been awarded to participants. These are awards of shares of common stock which cannot be sold or otherwise disposed of until the applicable restriction period lapses and which are forfeited if the participant terminates employment for any reason other than retirement, disability or death prior to the lapsing of the restriction period (or applicable portion of such period). The Stock Purchase Incentive Program is designed to increase management's ownership of Company stock over a five year period. Under this program the Committee awards restricted stock equal to 20% of the amount of increased individual ownership of the Company's stock.

All stock awards granted in 1995 did not exceed 1% of the total outstanding stock of the Company. The Committee intends to maintain this annual award limit over time. In granting stock options and restricted stock, the Committee took into account the practices of other comparable companies as verified by external surveys and outside consultants, as well as the executive's level of responsibility, number of options exercised and held, and past and expected contributions to the Company.

In 1993 Section 162(m) of the Internal Revenue Code was amended to place limitations on the deductibility to the Company of compensation paid to the named executive officers. The current policy of the Committee is to establish executive compensation levels and programs that will be competitive within the industry and attract and retain highly talented individuals. It is the goal of the Committee that executive compensation will be structured so as not to be subject to the deductibility limitations of Section 162(m) to the extent practical and consistent with its compensation policy.

                  EQUITABLE OF IOWA COMPANIES
                  COMPENSATION COMMITTEE

                                  By: Robert E. Lee, Chairman
                                      Richard B. Covey
                                      Doris M. Drury
                                      Jack D. Rehm

Compensation Committee Interlocks and Insider Participation
Mr. Hubbell serves as the Chairman of the Compensation Committee of Pioneer Hi-Bred International, Inc. Mr. Urban, who was the Chairman and President of Pioneer Hi-Bred International, Inc. for a portion of 1995, serves as a member of the Board of Directors of the Company. The Board of Directors does not believe that this relationship has provided Mr. Hubbell with any favorable compensation arrangements or authority which would not have otherwise been granted to him by the Board of Directors as the Chairman, President and Chief Executive Officer of the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from these persons, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

          PROPOSAL TO APPROVE EQUITABLE OF IOWA COMPANIES
           1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

On February 14, 1996 the Compensation Committee of the Board of Directors adopted, subject to approval by the Company's shareholders, the Equitable of Iowa Companies 1996 Non-Employee Directors' Stock Option Plan ("Plan"). If such approval is not obtained, all outstanding options shall become void, no further grants shall be made and the Plan shall immediately terminate.

The Plan is designed to encourage directors to acquire increased ownership of the Company's Common Stock, thereby helping to align the interests of non-employee directors and the shareholders, and to assist in attracting and retaining directors who have the experience, ability and skills necessary to assist in the Company's sustained progress, growth and prosperity.

Non-employee directors also receive cash remuneration for their services, as described above under "Compensation of the Board of Directors."

Description of the Plan

The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit A.

The Plan provides for an initial grant on February 14, 1996 of options to purchase 1,000 shares of Common Stock of the Company and automatic annual grants of options to purchase 1,000 shares of Common Stock from 1997 through 2000. Grants are made to each active director serving on the Board at the time of the grant who is not an employee of the Company or any of its subsidiaries or affiliates. Each new non-employee director will receive the initial grant of 1,000 on joining the Board, and in ensuing years will receive the annual grant. The amounts of future grants are subject to adjustment in the event of stock splits and other changes in stock.

Each option permits the holder to purchase shares at their fair market value on the date the option was granted. Payment may be in cash, previously acquired Common Stock or a combination of the two. The share purchase price must be paid in full at the time of exercise of any portion of an option.

The Plan provides that the initial grants on February 14, 1996 will be effective on the date shareholder approval is given (shareholders will vote on April 25, 1996) and will become exercisable 20% after three years, 50% after four years, and 100% five years after the grant date. Annual grants will become exercisable on the same schedule. If there is a change in control of the Company as defined in the Plan, all options will immediately vest and generally will become exercisable.

Annual option grants under the Plan will be made on the first regular Board meeting date in each year from 1997 through 2000. The Plan will expire, unless earlier terminated, on February 29, 2000.

             Non-Employee Directors' Stock Option Plan

                                         Number of Shares (1)
                                      Initial                Annual
Plan Participants                   Option Grant          Option Grant
_________________________________________________________________________
Executive officers and other
   Employees                               0                      0
Each non-employee director             1,000                  1,000
Non-Employee directors as a
   group (2)                           9,000(3)               9,000
_____________

(1) Number of shares of Common Stock that can be purchased under each initial or annual option.
(2)   As of March 7, 1996; includes nine non-employee directors.
(3) The option exercise price for the initial grants is $35.125, which is 100% of the fair market value of the Common Stock on February 14, 1996.

As of March 7, 1996, the fair market value of the Company's Common Stock was $38.875.

All options will expire ten years after the date of grant, unless earlier terminated. If a participating director terminates service on the Board as a result of death, disability, retirement pursuant to the provisions of the Company's Restated Articles of Incorporation, or a change in control, previously granted options will vest immediately. If a participating director terminates service on the Board for any other reason, his or her outstanding options may be exercised only to the extent that they were exercisable at the time of such termination, and any unvested options are forfeited. All options must be exercised within five years of termination of Board service and in any event within the original ten-year option term. Each option will be nontransferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

An aggregate of 60,000 shares of Common Stock are subject to the Plan. Shares subject to options that terminate unexercised will be available for future option grants. Adjustments will be made in the number and kind of shares subject to the Plan, future grants and outstanding options, and in the purchase price of outstanding options, in the event of any change in the Company's outstanding shares by reason of any stock split or stock dividend, recapitalization, merger, consolidation or other similar corporate change.

The Plan will be administered by the Compensation Committee. The Compensation Committee is authorized to interpret the Plan, establish and amend rules relating to the Plan and make other determinations necessary or advisable for the administration of the Plan, but will have no discretion with respect to the selection of directors to receive options, the number of shares subject to the Plan or to any option or the purchase price for shares subject to option. The Compensation Committee will also have no authority to increase Plan benefits materially. The Board of Directors may terminate the Plan, but may amend the Plan only in minor respects and cannot extend its duration, reduce the option price, increase the shares reserved or increase Plan benefits materially.

Certain Federal Income Tax Consequences

The options granted under the Plan will be non-statutory options not intended to qualify under Section 422A of the Internal Revenue Code. The grant of options will not result in taxable income to the director or a tax deduction for the Company. The exercise of an option will result in taxable ordinary income to the director and a corresponding deduction for the Company, in each case equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price.

The Board of Directors recommends a vote "FOR" approval of the Equitable of Iowa Companies 1996 Non-Employee Directors' Stock Option Plan.

The Plan will be approved if, upon determination of a quorum at the Meeting, the votes cast favoring the Plan exceed the votes cast opposing the Plan.

              RATIFICATION OF APPOINTMENT OF AUDITORS

Upon recommendation of the Audit Committee, the Board of Directors has appointed the accounting firm of Ernst & Young LLP to act as independent auditors for the Company during 1996 and is requesting ratification by the shareholders. The Company knows of no direct or material indirect financial interest of this accounting firm in the Company. Representatives of Ernst & Young LLP are expected to be present at the Meeting and may make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                       SHAREHOLDER PROPOSALS

To be included in the Proxy Statement and form of proxy for the 1997 Annual Meeting of Shareholders, shareholder proposals intended to be presented at that meeting must be received by the Company at its principal office no later than November 22, 1996 and otherwise be in compliance with applicable securities laws. In addition, the Company's Amended and Restated Bylaws ("the Bylaws") provide certain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at the Meeting, even if such item is not to be included in the Company's Proxy Statement and form of proxy. Such procedural requirements are fully set forth in the Company's Bylaws, a copy of which may be obtained without charge by any shareholder by contacting the Secretary of the Company at the address set forth on the cover of this Proxy Statement.

                           OTHER MATTERS

Management does not know of any matters to be presented at the Meeting other than those stated above. If any other business should come before the Meeting, the persons named in the enclosed proxy will vote thereon as he or they determine to be in the best interests of the Company.

A copy of the Annual Report to Shareholders for 1995 is mailed to shareholders together with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not to be considered a part of the proxy soliciting material.

                By Order of the Board of Directors.



                          John A. Merriman
                             Secretary
Des Moines, Iowa
March 12, 1996


















                             EXHIBIT A

                    EQUITABLE OF IOWA COMPANIES
           1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

1.    Purpose.

The 1996 Non-Employee Directors' Stock Option Plan (the "Plan") of Equitable of Iowa Companies ("Company") is designed to encourage directors to acquire increased ownership of the Company's common stock ("Common Stock"), thereby helping to align the interests of non-employee directors and the shareholders, and to assist in attracting and retaining directors who have the experience, ability and skills necessary to assist in the Company's sustained progress, growth and profitability.

2.    Effective Date.

The Plan shall be effective on February 14, 1996, subject to the approval of the Plan by an affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy and entitled to vote at the 1996 Annual Meeting of Shareholders. Grants of options made under the Plan on its effective date are subject to shareholder approval of the Plan as provided above. In the event such approval is not obtained, such options shall be null and void.

3.    Administration of the Plan.

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company ("Committee"). The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any stock option issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

Notwithstanding the foregoing, the selection of the Non-Employee Directors (as defined in Section 4) to whom stock options are to be granted, the timing of such grants, the number of shares subject to any stock option, the exercise price of any stock option, the periods during which any stock option may be exercised and the term of any stock option shall be as hereinafter provided, and the Committee shall have no discretion as to such matters. The Plan is intended to allow Non-Employee Directors to receive stock options without such stock options causing them to cease to be "disinterested persons" (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 ("1934 Act") with respect to other stock plans of the Company. Grants of stock options under the Plan are intended to meet the requirements of Rule 16b-3(c)(2)(ii). To the extent that any provision of the Plan or action by the Committee with respect thereto would be inconsistent with such intent, such provision or action shall be null and void.

The determination of the Committee on all matters relating to the Plan or any agreement relating thereto shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any stock option.




4.    Participation in the Plan.

All members of the Company's Board of Directors (the "Board") who are not, as of the date of any option grant, employees of the Company or any of its subsidiaries or affiliates shall be eligible to participate in the Plan ("Non-Employee Director").

5.    Non-Qualified Stock Options.

All options granted under the Plan shall be non-qualified stock options covering shares of Common Stock.

6.    Terms, Conditions and Form of Options.

   (a) Initial Option Grant. On February 14, 1996, an option to purchase 1,000 shares of Common Stock shall be automatically awarded to each Non-Employee Director. Each such option shall vest and become exercisable in accordance with Section 6(e).

   (b) Subsequent Option Grants. With respect to each person who first becomes a Non-Employee Director after the effective date of the Plan, a stock option to purchase 1,000 shares of Common Stock is granted as of the date such person is elected or appointed as a Non-Employee Director. Such subsequent grant shall be in addition to any annual grants of stock options as described in Section 6(c) below.

   (c) Annual Option Grant. On the date of the first regular meeting of the Board in each calendar year from 1997 through 2000, an option to purchase 1,000 shares of Common Stock shall be automatically granted to each Non-Employee Director other than any such director who received an initial option grant in the then preceding six months. Each such option shall vest and become exercisable in accordance with
Section 6(e).

   (d) Exercise Price. The exercise price per share of stock for which each option is exercisable shall be 100% of the fair market value per share on the date the option is granted, which shall be the closing price of the Common Stock as reported for that date. If there is no reported trading for that date, such closing price for the next preceding trading day shall be used. The option price for the shares purchased shall be paid in full at the time of exercise in cash, by the surrender of shares of Common Stock valued at their fair market value on the date of exercise, or by any combination of cash and such shares. Exercise shall be effective upon receipt by the Secretary of the Company of notice of such exercise accompanied by proper payment.

   (e) Vesting of Options. Each option shall be exercisable in whole or in part subject to these vesting limitations:

      (i) beginning on the third anniversary of the date of grant, for whole shares up to 20% of the shares of Common Stock covered by the stock option;

      (ii) beginning on the fourth anniversary of the date of grant, for whole shares up to 50% of the shares of Common Stock covered by the stock option; and

      (iii) beginning on the fifth anniversary of the date of grant and thereafter until the expiration of the term of the stock option, for whole shares up to 100% of such shares.

   (f) Term of Option. Each option shall terminate upon the expiration of ten years from the date of grant, and shall be subject to earlier termination as hereinafter provided.

   (g) Termination of Service. In the event of the termination of service on the Board by the holder of any option, other than by reason of retirement pursuant to the provisions of the Company's Restated Articles of Incorporation, permanent disability, death or a Change in Control, the then outstanding options of such optionee shall be exercisable only to the extent that they were exercisable on the date of such termination, and any unvested options shall be forfeited. In the event of termination of Board service of an optionee by reason of retirement pursuant to the provisions of the Company's Restated Articles of Incorporation, permanent disability, death or a Change in Control (as defined in Section 9 below), each of the then outstanding options of such optionee shall immediately vest and become exercisable, provided, however, that no option (even though exercisable) shall be exercised within six months after the date it is granted, and the Committee shall settle such option in cash during such period following a Change in Control.

   (h) Exercise After Service Terminated. An optionee shall be entitled to exercise all vested options within five years after termination of Board service, but in no event after the expiration date of the option.

7.    Shares of Stock Subject to the Plan.

The shares that may be purchased pursuant to options under the Plan shall not exceed an aggregate of 60,000 shares of Common Stock. Any shares subject to an option which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan. In the event that the number of shares of Common Stock available for future grant under the Plan is insufficient to make all automatic grants required to be made on a given date, then all Non-Employee Directors entitled to a grant shall share ratably in the number of stock options on shares available for grant under the Plan.

8.    Dilution and Other Adjustment.

In the event of any change in the outstanding shares of the Company's Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares, the sale, lease or conveyance of substantially all of the assets of the Company or other similar corporate change, such equitable adjustments shall be made in the Plan, in the maximum number of shares referred to in Section 7 and in the grants hereunder, including future awards under Section 6 and the exercise price of outstanding options, as the Committee determines are necessary or appropriate. In the event of any stock split or stock dividend, such adjustments shall be self-operative and shall not require any Committee action.

9.    Change in Control.

In the event of a Change in Control, options shall become immediately exercisable and remain exercisable for the period specified in
Section 6(h). "Change in Control" means (i) a transaction under which any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (ii) the Company shall enter into an agreement to sell substantially all of its assets; (iii) there shall be consummated any consolidation or merger of the Company in which the holders of the Company's capital stock immediately prior to the consummation of the transaction do not hold more than 50% of the common stock of the surviving corporation immediately after consummation of the transaction measured both in voting power and in number of shares of common stock outstanding after such transaction (treating as outstanding any common stock which would result from the conversion of any outstanding convertible securities for both the voting power and total outstanding common stock tests); or (iv) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company or for any transaction specified in the preceding clause (iii).

10.   Miscellaneous Provisions.

   (a) Rights as Shareholder. An optionee shall have no rights as a holder of the Common Stock with respect to options granted hereunder, unless and until certificates for shares of such stock are issued to the optionee.

   (b) Non-Transferability. Options shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 ("Code") as amended, or Title I of the Employee Retirement Income Security Act or the rules thereunder, and during an optionee's lifetime shall be exercisable only by the optionee or a duly appointed guardian or legal representative of the optionee.

   (c) Agreements. All options granted under the Plan shall be evidenced by agreements or notices containing such terms and conditions (not inconsistent with the Plan) as the Committee shall adopt.

   (d) Government Regulations. The Plan and the granting and exercise of options hereunder shall be subject to all applicable Federal and state laws and all rules and regulations issued thereunder, including registration and private placement restrictions, and the Board in its discretion may, subject to the provisions of Section 12 hereof, make such changes in the Plan (except such changes which, by law or in order to maintain the exemption provided by Rule 16b-3 under the 1934 Act, must be approved by the shareholders) or impose restrictions upon the exercise of options as may be required to conform the Plan to such applicable laws, rules and regulations.

   (e) Costs, Expenses and Taxes. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any optionee. Income and other taxes assessed on the spread when an option is exercised shall be the responsibility of the person exercising the option. Should any tax withholding be required by law, such taxes may be paid through the Company's withholding of shares otherwise issuable upon exercise, in accordance with procedures established by the Committee and consistent with Section 12. As a term of any grant under the Plan, the Committee may provide that the optionee may elect to have the Company withhold shares previously owned or acquired from any grant for payment of withholding taxes due in respect to an exercise of any option.

   (f) No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or any particular rate of compensation.

   (g) Registration of Shares. Unless the shares have been registered under the Securities Act of 1933, as amended, each person purchasing or receiving shares of Common Stock pursuant to a stock option shall represent to and agree with the Company in writing that such person is acquiring the shares of Common Stock without a view to the distribution thereof. Any certificates for such shares of Common Stock shall include an appropriate legend to reflect the restrictions on transfer.

   (h) Other Plans. Nothing contained in the Plan shall prevent the Company or any subsidiary from adopting other or additional compensation arrangements for its Non-Employee Directors.

   (i) No Funding of Plan. Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under the Plan.

11.   Amendment and Termination of the Plan.

   (a) Amendment of the Plan. The Committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (a) impair the rights of an optionee under a stock option without the optionee's consent, except such an amendment made to cause grants and other transactions under the Plan to qualify for the exemption provided by Rule 16b-3; or (b) disqualify grants and other transactions under the Plan from the exemption provided by Rule 16b-3; provided, however, no amendment to the Plan may be made by the Committee without approval of shareholders which (i) changes the criteria for Non-Employee Directors who can receive stock options under the Plan, (ii) changes vesting conditions, term of exercisability, timing, amount or exercise price of stock options under the Plan, or
(iii) materially increases the aggregate number of shares of Common Stock which may be issued under the Plan. In addition, (a) no amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law or agreement and (b) if required, the Plan shall not be materially amended more often than once every six months other than to comport with changes in the Code or the rules and regulations promulgated thereunder.

   (b) Termination. The Plan (but not any options theretofore granted) shall in any event terminate on, and no options shall be granted after February 29, 2000.

12.   Compliance with SEC Regulations.

It is the Company's intent that the Plan comply in all respects with Rule 16b-3 under the 1934 Act and any related regulations. If any provision of this Plan is later found not to be in compliance with such rules and regulations, the provision shall be deemed null and void. All grants and exercises of options under this Plan shall be executed in accordance with the requirements of Section 16 of the 1934 Act and regulations promulgated thereunder.

13.   Governing Law.

   The Plan shall be construed in accordance with and governed by the laws of the State of Iowa, excluding any choice of law provisions which may indicate the application of the laws of another jurisdiction.






















































                     ______________________

                           EQUITABLE
                            OF IOWA
                           COMPANIES
                     ______________________

                       604 Locust Street
                     Des Moines, Iowa 50309
                     ______________________

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 25, 1996
                     ______________________

Notice is hereby given that the Annual Meeting of Shareholders of EQUITABLE OF IOWA COMPANIES will be held in the Governor's Room of the Des Moines Club, 33rd Floor Ruan Center, Seventh and Grand Avenue, Des Moines, Iowa, on Thursday, April 25, 1996, at 9:30 a.m., Des Moines local time, for the following purposes:

     1.   To elect three directors.

     2.   To approve the Company's 1996 Non-Employee Directors' Stock Option
          Plan.

     3.   To ratify the appointment of auditors for the year 1996.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 7, 1996, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

Shareholders are cordially invited to attend the meeting in person. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE DATE, INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

A copy of the Annual Report to Shareholders for 1995, including audited financial statements, is enclosed.

              By Order of the Board of Directors.

                        John A. Merriman
                           Secretary

Des Moines, Iowa
March 12, 1996













                  EQUITABLE
                      OF IOWA COMPANIES


                                                     March 22, 1996


Dear Shareholder:

     The annual meeting of Shareholders of Equitable of Iowa Companies will be held in the Governor's Room of the Des Moines Club, 33rd Floor Ruan Center, Seventh and Grand Avenue, Des Moines, Iowa, on Thursday, April 25, 1996 at 9:30 a.m., Des Moines local time. At the meeting Shareholders will elect three directors, act upon the proposed 1996 Non-Employee Directors' Stock Option Plan, and ratify the appointment of Ernst & Young LLP as auditors for the Company.

     It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.




































                      EQUITABLE OF IOWA COMPANIES
                Proxy For Annual Meeting of Shareholders
                             April 25, 1996
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints FREDERICK S. HUBBELL, PAUL E. LARSON AND JOHN A. MERRIMAN, and each of them as Proxies, with power of substitution in each, to vote all shares of the Common Stock of Equitable of Iowa Companies (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 25, 1996 at 9:30 a.m., Des Moines local time, and at any adjournment thereof, on all matters set forth in the Notice of Meeting and Proxy Statement dated March 12, 1996, a copy of which has been received by the undersigned, as follows:


                                   Dated _______________________________, 1995

                                   ___________________________________________

                                   ___________________________________________
                                          Signature of Shareholder(s)
                                   IMPORTANT:  Please mark this proxy, date,
                                   sign exactly as your name(s) appear(s) and return in the enclosed envelope. If shares are held jointly, signature should indicate that status. Trustees and others signing in a representative capacity should so indicate.
           (Please complete, date, sign and mail this Proxy Card in the envelope provided)

                       PLEASE MARK VOTES [ ] OR [X]
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.

1.  ELECTION OF DIRECTORS:
    [ ] FOR electing all nominees           [ ] WITHHOLD AUTHORITY to vote for
        listed below (except as                 all nominees listed below.
        marked to the contrary.)
            Jack D. Rehm, Hans F.E. Wachtmeister, Richard S. White (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)
______________________________________________________________________________

2.  APPROVAL OF COMPANY'S 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.
                [ ] FOR          [ ] AGAINST        [ ] ABSTAIN
3.  APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE
    COMPANY.
                [ ] FOR          [ ] AGAINST        [ ] ABSTAIN
4. The Proxies are authorized to vote upon such other matters as may properly come before the meeting as they determine to be in the best interests of the Company.